JOSTENS, INC. AND SUBSIDIARIES
        EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE
            (In Thousands, Except Per Share Data)





                                        Year Ended June 30,
                                      1994      1993      1992
Net Income (Loss)                   $(16,169) $(12,672) $59,169



Primary:
  Average shares outstanding        45,455    45,328     44,918
  Net effect of dilutive
   stock options--based on
   the treasury stock method
   using average market price          N/A       N/A        651
                                    45,455    45,328     45,569

Per Share Amount:
    Net Income (Loss)               $ (.36)   $ (.28)     $1.30



Per Share Amount as reported
  based on average shares
  outstanding:
    Net Income (Loss)               $ (.36)   $ (.28)     $1.32







               JOSTENS, INC. AND SUBSIDIARIES

  EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE (continued)

            (In Thousands, Except Per Share Data)

                                     Year Ended June 30,

                                     1994      1993     1992




Fully diluted:
Average shares out-
  standing                          45,455    45,328    44,918
Net effect of dilutive
  stock options--based
  on the treasury stock
  method using the year-
  end market price if higher
  than average market price            N/A       N/A       651
                                    45,455    45,328    45,569


Per Share Amount:



Net Income (Loss)                  $ (.36)   $ (.28)    $1.30